Exhibit 99.1

Investor Relations Contacts:

David Barnard & Cathy Mattison

Lippert/Heilshorn & Associates

415.433.3777

david@lhai-sf.com

VYYO REPORTS THIRD QUARTER 2004 RESULTS

Palo Alto, Calif., November 8, 2004 — Vyyo Inc. (Nasdaq: VYYO), a global supplier of broadband end-to-end solutions for telephony and high-speed data connections, today reported financial results for the third quarter ended September 30, 2004.

For the third quarter of 2004, Vyyo reported sales of $913,000, compared to $2.2 million in the third quarter of 2003. Loss for the third quarter of 2004 was $6.6 million, including a $1.2 million payment to an employee of Vyyo’s subsidiary, Xtend Networks Ltd., pursuant to the Xtend acquisition agreement, or $0.45 per share. This compared to a loss of $2.6 million, or $0.20 per share, in the third quarter of 2003. Loss from continuing operations for the third quarter of 2004 was $6.7 million, including the $1.2 million payment to the Xtend employee, or $0.45 per share, compared to $1.3 million, or $0.10 per share, in the third quarter of 2003. As of September 30, 2004, Vyyo had cash, cash equivalents and short-term investments of $47.3 million.

For the nine-months ended September 30, 2004, sales were $5.5 million, compared to $4.4 million reported for the same period of 2003. Loss for the nine months ended September 30, 2004 was $12.6 million, including a charge of $1.4 million from the acquisition of research and development in process and the $1.2 million payment to the Xtend employee, or $0.92 per share. This compared to a loss of $12.0 million, or $0.95 per share, for the same period of 2003. Loss from continuing operations for the nine months ended September 30, 2004 was $12.6 million, including a charge of $1.4 million from the acquisition of research and development in process and the $1.2 million payment to the Xtend employee, or $0.92 per share, compared to a loss from continuing operations of $5.1 million, or $0.40 per share, for the same period of 2003.

“We continue to identify market opportunities that we can penetrate with our unique broadband and telephony solutions,” stated Davidi Gilo, chairman and chief executive officer of Vyyo. “For example, cable operators are increasingly interested in serving small and medium-size businesses. Our T-1 and Xtend solutions address the channel needs of these enterprises.”

Investor Conference Call

The company will host an investor conference call to discuss the third quarter results on Monday, November 8, at 1:30 pm Pacific Time, after which management will host a question and answer session. To participate, please log onto www.vyyo.com or dial 706-679-0753 at least 10 minutes prior to the call and ask to be connected to the Vyyo conference call. A webcast will be broadcast live and archived on Vyyo’s web site, www.vyyo.com. A telephone replay will be available through November 10, 2004 by dialing 706-645-9291 and entering access code 1430877.

About Vyyo Inc.

Vyyo offers broadband end-to-end solutions used by cable and wireless operators to deliver telephony (T1/E1) and high-speed data connections to business and residential subscribers. The technology uses a modified version of the cable industry standard DOCSIS architecture to deliver circuit switched (telephony), as well as voice and data over IP. The company sells systems directly to service providers and systems integrators worldwide. Vyyo’s solutions have been deployed in North America, China, Southeast Asia and other areas of the world. Vyyo is headquartered at 4015 Miranda Avenue, 1st Floor, Palo Alto, CA 94304-1218. More information on the company can be found at www.vyyo.com.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. Actual events and results may differ materially from those projected in these forward-looking statements as a result of several factors, including but not limited to, the current limited visibility available in the telecommunications and broadband access equipment markets; the competitive pricing environment and slower than expected development of broadband wireless opportunities, particularly in China; whether Xtend Networks will be able to move from the development stage to deployment and establish commercial relationships with the cable system operators; whether the cable industry will be willing and able to serve small and medium-size businesses and whether that would translate into sales for Vyyo or Xtend; whether the cable industry will be willing and able to, substantially increase the available bandwidth on their networks and do so using Xtend’s alternative technology solution; whether Vyyo is able to successfully integrate Xtend and sell its products; potential discrepancies between management’s financial guidance and actual results; economic conditions worldwide; and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2003, its quarterly report on Form 10-Q for the six months ended June 30, 2004, and in other periodic reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

Vyyo Inc.

Condensed Consolidated Statements of Operations

In Thousands, except per share data

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003
Revenues	$913	$2,223	$5,524	$4,355
Cost of revenues *	988	690	3,210	1,236

Gross (loss) profit	(75)	1,533	2,314	3,119

Operating expenses (income):
Research and development	1,887	1,083	4,370	2,832
Acquisition of research and development in process			1,402
Selling and marketing	3,230	1,124	5,806	2,876
General and administrative, net	1,317	995	4,062	3,627
Amortization of intangible assets	522		522
Restructuring adjustments	(243)	(24)	(792)	(24)

Total operating expenses	6,713	3,178	15,370	9,311
Operating loss	(6,788)	(1,645)	(13,056)	(6,192)
Interest income, net	117	329	474	1,118

Loss from continuing operations	(6,671)	(1,316)	(12,582)	(5,074)
Discontinued operations	61	(1,276)	11	(6,921)

Loss for the period	$(6,610)	$(2,592)	$(12,571)	$(11,995)

Loss per common share Basic and diluted
Continuing operations	$(0.45)	$(0.10)	$(0.92)	$(0.40)
Discontinued operations	0.00	(0.10)	0.00	(0.55)

	$(0.45)	$(0.20)	$(0.92)	$(0.95)

Number of shares used in per share computation	14,699	12,722	13,652	12,691

*	During the year 2001, the Company recorded a write-down of excess inventory and purchase commitments of $8.45 million. The write-down was charged to the cost of revenues. In the three months ending September 30, 2004 and September 30, 2003, revenues included sales of inventory that was previously written-down in 2001, by taking charges of $0 and $588,000, respectively. In the nine months ending September 30, 2004 and September 30, 2003, revenues included sales of inventory that was previously written-down in 2001, by taking charges of $435,000 and $1,335,000, respectively.

Vyyo Inc.

Condensed Consolidated Balance Sheet

In Thousands

	September 30, 2004	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents and short-term investments	$47,300	$57,791
Accounts receivable, net	1,787	1,416
Inventories	2,896	1,192
Other	962	551

Total Current Assets	52,945	60,950

Property and Equipment, Net	1,171	855
Intangible Assets	7,565

Total Assets	$61,681	$61,805

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,030	$1,069
Accrued liabilities	8,200	5,786

Total Current Liabilities	10,230	6,855

Total Stockholders’ Equity	51,451	54,950

Total liabilities and stockholders’ equity	$61,681	$61,805

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